Exhibit 10.2

NOBLE CORPORATION

AMENDED AND RESTATED PERFORMANCE-VESTED

RESTRICTED STOCK UNIT AWARD

THIS AMENDED AND RESTATED INSTRUMENT (the “Instrument”), made as of the 10th day of October, 2014, by Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), evidences performance-vested Restricted Stock Units (as defined in the Plan) awarded to                              (“Employee”) and sets forth the restrictions, terms and conditions that apply thereto.

W I T N E S S E T H:

WHEREAS, the committee (the “Committee”) acting under the Company’s 1991 Stock Option and Restricted Stock Plan, as amended (the “Plan”), originally awarded performance-vested Restricted Stock Units to Employee pursuant to an instrument on January 29, 2014 (the “Original Instrument”);

WHEREAS, the Company transferred ownership of the majority of its standard specification drilling business to its subsidiary, Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales (“Paragon”), and subsequently distributed Paragon’s ordinary shares to the Company’s shareholders on August 1, 2014 (the “Spin-Off”);

WHEREAS, in connection with the foregoing transactions, a subsidiary of the Company, Noble Corporation, a company organized under the laws of the Cayman Islands, and Paragon entered into an Employee Matters Agreement (the “Employee Matters Agreement”);

WHEREAS, the Employee Matters Agreement provides that the number of performance-vested Restricted Stock Units under the Original Instrument outstanding immediately prior to August 1, 2014 (“Outstanding Noble PVRSUs”), shall be adjusted by multiplying the number of such Outstanding Noble PVRSUs by the Price Ratio (as defined in the Employee Matters Agreement);

WHEREAS, immediately prior to August 1, 2014,                              performance-vested Restricted Stock Units comprised the number of Outstanding Noble PVRSUs;

WHEREAS, the number of Outstanding Noble PVRSUs as adjusted by the Price Ratio pursuant to the Employee Matters Agreement is set forth in this Instrument in Section 1 below;

WHEREAS, pursuant to the Plan, the Committee has now determined that, because of the Spin-Off, the performance-vested Restricted Stock Units awarded under the Original Instrument, as adjusted in accordance with the foregoing, shall be subject to certain new restrictions, terms and conditions set forth in this Instrument, rather than those set forth in the Original Instrument;

WHEREAS, the Committee has determined that such new restrictions, terms and conditions do not adversely affect Employee in a material way;

WHEREAS, this Instrument amends and restates in its entirety the Original Instrument in order to adjust the number of performance vested Restricted Stock Units awarded to Employee and establish the restrictions, terms and conditions applicable to such units; and

NOW, THEREFORE, the Original Instrument reflecting the award of performance-vested Restricted Stock Units is hereby amended and restated to read as follows:

1. Performance-Vested Restricted Stock Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company awards                          Restricted Stock Units (the “Awarded Restricted Stock Units”) to Employee pursuant to the Plan. The Awarded Restricted Stock Units are effective as of the date of the Original Instrument (the “Effective Date”), and shall vest or be forfeited in accordance with (and otherwise be subject to) the provisions of this Instrument. The Awarded Restricted Stock Units are awarded without the payment of any cash consideration by Employee, except that payment of nominal value in respect of the Shares hereunder may be required by the Committee or pursuant to procedures of the Committee in respect of the allotment and issuance, transfer or delivery of such Shares. The award of Restricted Stock Units made to Employee has been designated by the Committee to be a Performance Award for the purposes of the Plan.

2. Vesting and Forfeiture. The Awarded Restricted Stock Units shall be subject to being forfeited by Employee during the Restricted Period specified in the attached Schedule I (the “Restricted Period”), and shall vest or be forfeited by Employee as follows:

(a) If Employee remains continuously employed by the Company or an Affiliate from the Effective Date through the end of the Restricted Period, the Awarded Restricted Stock Units shall vest and the forfeiture restrictions applicable to them under this Instrument shall terminate to the extent of the percentage of vesting achieved under the performance measure and vesting schedule provisions of the attached Schedule I, and any Awarded Restricted Stock Units that do not vest at the end of the Restricted Period shall be forfeited by Employee.

(b) If Employee’s employment with the Company or an Affiliate terminates during the Restricted Period by reason of the death, Disability or Retirement of Employee, then the number of Awarded Restricted Stock Units equal to the total number of Awarded Restricted Stock Units awarded hereunder multiplied by a fraction, (i) the numerator of which is the number of calendar months remaining in the Restricted Period that end after the date of Employee’s termination of employment with the Company or an Affiliate by reason of death, Disability or Retirement, and (ii) the denominator of which is 36, shall be forfeited by Employee. The remaining number of Awarded Restricted Stock Units awarded hereunder shall vest subject to the forfeiture restrictions applicable to them under this Instrument which shall terminate at the end of the Restricted Period to the extent of the percentage of vesting achieved under the performance measure and vesting schedule provisions of the attached Schedule I, and any Awarded Restricted Stock Units that do not vest at the end of the Restricted Period shall be forfeited by Employee.

(c) If Employee’s employment with the Company or an Affiliate terminates during the Restricted Period for any reason other than the death, Disability or Retirement of Employee, all of the Awarded Restricted Stock Units shall be forfeited by Employee.

(d) The foregoing provisions of this Section 2 to the contrary notwithstanding, if a 409A Change in Control (as defined below) occurs during the Restricted Period, 50% of the then outstanding Awarded Restricted Stock Units awarded hereunder shall vest and the forfeiture restrictions applicable to them under this Instrument shall terminate, and the remaining 50% of the then outstanding Awarded Restricted Stock Units awarded hereunder shall be forfeited by Employee. For the purposes of this Instrument, a “409A Change in Control” means a Change in Control (as defined in the Plan) that also is a change in control event within the meaning of U.S. Treas. Reg. section 1.409A-3(i)(5). The provisions of this Section 2(d) shall be the exclusive means by which an Awarded Restricted Stock Unit shall vest in connection with a change in the ownership or effective control of the Company or a change in the ownership of the assets of the Company, and no provision of any plan, employment agreement or other agreement or arrangement pertaining to Employee and the Company or an Affiliate shall cause an Awarded Restricted Stock Unit to vest in connection with a change in the ownership or effective control of the Company or a change in the ownership of the assets of the Company unless this Section 2(d) is amended in writing by the parties to provide for such vesting.

For the purposes of this Instrument, transfers of employment without interruption of service between or among the Company and any of its Affiliates shall not be considered a termination of employment.

3. Allotment and Issuance of Shares. With respect to any Awarded Restricted Stock Unit that vests pursuant to the provisions of Section 2(a) or Section 2(b) hereof, as soon as practicable after the percentage of vesting achieved under the performance measure and vesting provisions of the attached Schedule I has been determined and certified in writing by the Committee and during the period beginning at the end of the Performance Cycle described in Schedule I (the “Performance Cycle”) and ending no later than 75 days after the time the Performance Cycle ends, the Company shall, subject to Section 6(b) herein, allot and issue or transfer to Employee one Share in settlement of such Awarded Restricted Stock Unit and such Awarded Restricted Stock Unit shall be cancelled. With respect to an Awarded Restricted Stock Unit that vests pursuant to the provisions of Section 2(d) hereof, as soon as practicable following the occurrence of a 409A Change in Control (but in no event later than the end of the calendar year in which such 409A Change in Control occurs, or if later, 2.5 months after such 409A Change in Control), the Company shall, subject to Section 6(b) herein, allot and issue or transfer to Employee one Share in settlement of such Awarded Restricted Stock Unit and such Awarded Restricted Stock Unit shall be cancelled.

4. No Rights as Shareholder. Employee shall have no rights as a shareholder of the Company, including, without limitation, voting rights or the right to receive dividends and distributions as a shareholder, with respect to the Shares subject to the Awarded Restricted Stock Units, unless and until and to the extent such Shares are allotted and issued or transferred to Employee as provided herein.

5. Cash Dividend and Cash Distribution Equivalent Rights. The Company hereby awards cash dividend and cash distribution equivalent rights to Employee with respect to the Awarded Restricted Stock Units. The cash dividend and cash distribution equivalent rights awarded to Employee under this Section 5 shall entitle Employee to the payment, with respect to each Share that is subject to an Awarded Restricted Stock Unit that has not been canceled or forfeited, of an amount in cash equal to the amount of any cash dividend or other cash distribution paid by the Company with respect to one Share while such Awarded Restricted Stock Unit remains outstanding. Such amount shall be paid to Employee by Employee’s employer on the date of the payment of the related cash dividend or cash distribution. The award of cash dividend and cash distribution rights made to Employee pursuant to this Section 5 is not a Performance Award for the purposes of the Plan.

6. Arrangements and Procedures Regarding Nominal Value and Withholding Taxes.

(a) Employee shall make arrangements satisfactory to the Committee for (i) the payment of the aggregate nominal value with respect to the Shares that are allotted and issued, transferred or delivered to or on behalf of Employee in settlement of Awarded Restricted Stock Units that have become vested and (ii) the payment of taxes of any kind that are required by law to be withheld with respect to the Awarded Restricted Stock Units or the cash dividend and cash distribution equivalent rights awarded under this Instrument, including, without limitation, taxes applicable to (x) the awarding of the Awarded Restricted Stock Units or the allotment and issuance or transfer of Shares in settlement thereof, or (y) the awarding of the cash dividend and cash distribution equivalent rights or the payments made with respect thereto.

(b) Unless and until the Committee shall determine otherwise and provide notice to Employee in accordance with Section 6(c), any obligation of Employee under Section 6(a) that arises with respect to the allotment and issuance, transfer or delivery of Shares in settlement of Awarded Restricted Stock Units that have become vested may be satisfied, in accordance with procedures adopted by the Committee, by (i) Employee’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such Awarded Restricted Stock Units, (ii) causing such Awarded Restricted Stock Units to be settled partly in cash, or (iii) otherwise withholding a portion of such Shares. In the case of Shares as to which the right to require allotment and issuance, transfer or delivery is forfeited or surrendered pursuant to clause (i) and Shares withheld pursuant to clause (iii), such Shares or rights shall be valued at the Fair Market Value (of such Shares or the Shares to which such rights relate, as the case may be) as of the date on which the taxable event that gives rise to the withholding requirement occurs.

(c) The Committee may determine, after the Effective Date and on notice to Employee, to authorize one or more arrangements (in addition to or in lieu of the arrangement described in Section 6(b)) satisfactory to the Committee for Employee to satisfy the obligation of Employee under Section 6(a).

(d) If Employee does not, for whatever reason, satisfy the obligation of Employee under Section 6(a), then the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Employee the amount required to satisfy the obligation of Employee under such Section 6(a).

7. Non-Assignability. This Instrument is not assignable or transferable by Employee. No right or interest of Employee under this Instrument or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.

8. Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Instrument shall have the meanings assigned to them under the provisions of the Plan. The Awarded Restricted Stock Units and the cash dividend and cash distribution equivalent rights subject to this Instrument shall be governed by and subject to all applicable provisions of the Plan. This Instrument is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Instrument.

9. Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.

10. Binding Effect. This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11. Prior Communications; Amendment. This Instrument, together with any Schedules and Exhibits and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Instrument may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:

(a) If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

Noble Corporation plc

18b Charles Street

London

W1J 5DU

England

Attention: David W. Williams

Fax: 281-596-4486

With a copy to:

Chairman of Compensation Committee

c/o Noble Corporation plc

18b Charles Street

London

W1J 5DU

England

Fax: 281-596-4486

(b) If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

The last known address and number for Employee as maintained in the personnel records of the Company

For purposes of this Section 12, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

13. Severability. If any provision of this Instrument is held to be unenforceable, this Instrument shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Instrument shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

14. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Instrument, and shall not affect in any manner the meaning or interpretation of this Instrument.

15. Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

16. References. The words “this Instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Instrument as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Instrument, such words shall be deemed to be followed by the words “without limitation.”

17. Unfunded Awards. The awards made under this Instrument are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Employee acquires a right to receive compensation from the Company or an Affiliate pursuant to this Instrument, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

18. Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Restricted Stock Units is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Instrument shall be administered and construed to the fullest extent possible to reflect and implement such intent.

IN WITNESS WHEREOF, the Company has signed and delivered this Instrument as of the date first above written.

NOBLE CORPORATION PLC

/s/ Julie J. Robertson
Name:	Julie J. Robertson
Title:	Executive Vice President and Corporate Secretary

SCHEDULE I

NOBLE CORPORATION

PERFORMANCE MEASURES FOR THE 2014-2016 PERFORMANCE CYCLE

AWARD OF PERFORMANCE-VESTED RESTRICTED STOCK

The Committee has determined and specifies that the following Performance Cycle (as defined below), Restricted Period and performance measures shall apply to the Awarded Restricted Stock Units:

1. Performance Cycle. The “Performance Cycle” applicable to the Awarded Restricted Stock Units shall be the three-year period beginning on January 1, 2014, and ending on December 31, 2016. The Performance Cycle shall be split between the period beginning on January 1, 2014, and ending July 31, 2014 (the “Pre-Spin Period”) and the period beginning on August 1, 2014, and ending December 31, 2016 (the “Post-Spin Period”), the Pre-Spin Period and the Post-Spin Period, are each sometimes referred to herein as a “Performance Cycle Period”). The Pre-Spin Period will equal 7/36ths of the Performance Cycle and the Post-Spin Period will equal 29/36ths of the Performance Cycle.

2. Restricted Period. The Restricted Period applicable to the Awarded Restricted Stock Units shall be the three-year period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

3. Performance Measures. The performance measure used to determine the extent of the vesting of the Awarded Restricted Stock Units is the cumulative total shareholder return (“TSR”) for the Shares of the Company during each Performance Cycle Period. The Awarded Restricted Stock Units that are outstanding as of the end of the Restricted Period will vest or be forfeited based on the Company’s TSR performance relative to a peer group of Peer companies for each Performance Cycle Period (the “Applicable Peer Group”):

For the Pre-Spin Period, the Applicable Peer Group shall consist of: Atwood Oceanics, Inc.; Cameron International Corp.; Diamond Offshore Drilling Inc.; Ensco International plc; FMC Technologies, Inc.; Helmerich & Payne Inc.; National Oilwell Varco, Inc.; Oceaneering International, Inc.; Oil States International Inc.; Patterson-UTI Energy Inc.; Rowan Companies plc.; Superior Energy Services, Inc.; Transocean Ltd.; and Weatherford International Ltd.

For the Post-Spin Period, the Applicable Peer Group shall consist of: Atwood Oceanics, Inc.; Diamond Offshore Drilling Inc.; Ensco International plc; Hercules Offshore, Inc.; Paragon Offshore plc; Rowan Companies plc.; Seadrill Limited; and Transocean Ltd.

TSR for the Company and each member of the Applicable Peer Group for each Performance Cycle Period shall be defined and calculated as follows, where “Beginning Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the 30 trading days immediately preceding the beginning of such Performance Cycle Period (except in the case of Paragon Offshore plc in the Post-Spin Period, for which “Beginning Price” for Paragon Offshore plc shall be the average closing price of a share of the common equity security of Paragon Offshore plc on the NYSE during the 10 trading days from August 4, 2014 through August 15, 2014 (inclusive)), and the “Ending Price” is the average closing price on the relevant United States stock market (NYSE or NASDAQ) for a share of the relevant company’s common equity security during the last 30 trading days of such Performance Cycle Period:

TSR for each Performance Cycle Period	=	(Ending Price – Beginning Price + dividends and cash distributions per share paid*) / Beginning Price

*	Stock dividends paid in common equity securities rather than cash in which there is a distribution of less than 25 percent of the fully diluted outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

For purposes of determining the Company’s TSR ranking, as further described below, the companies in the Applicable Peer Group whose common equity securities are publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of each Performance Cycle Period shall be the companies comprising the Applicable Peer Group. If the common equity security of any Applicable Peer Group company is no longer publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of a Performance Cycle Period, then adjustments may be effected, as appropriate, with respect to the performance measures and vesting percentages that apply to the Awarded Restricted Stock Units. In addition, if the common equity security of any Applicable Peer Group company is not publicly traded on either the NYSE or NASDAQ Stock Market on a continuous basis during the Performance Cycle Period, but is otherwise publicly traded on either the NYSE or NASDAQ Stock Market on the last trading day of a Performance Cycle Period, then adjustments may be effected, as appropriate, with respect to the performance measures and vesting percentages that apply to the Awarded Restricted Stock Units.

The number of the Awarded Restricted Stock Units that will vest at the end of the Restricted Period shall be based on the performance measure for each Performance Cycle Period as determined in accordance with the applicable vesting schedules set forth on Annex I attached to and hereby made a part of this Schedule I. The Awarded Restricted Stock Units for each Performance Cycle Period shall be prorated so that the applicable vesting or forfeiture of the Awarded Restricted Stock Units for each Performance Cycle Period shall be calculated by reference to the percentage that each Performance Cycle Period constitutes of the Performance

Cycle as a whole, as such percentage is indicated by the fractions in paragraph 1 above. The resulting number of vested stock units (or forfeited stock units, as the case may be) for each Performance Cycle Period shall then be added together to provide the total number of vested units (or forfeited units) during the Restricted Period.

Example 1: If performance for the Pre-Spin Period were to result in 25% vesting and performance for the Post-Spin Period were to result in 75% vesting, for a 2014 award of 1,000 performance units, the calculations described in the preceding paragraph would be determined as follows:

(a)	A portion of the Awarded Restricted Stock Units will be allocated to the Pre-Spin Period and Post-Spin Period as “Pre-Spin Period Awarded Units” and “Post-Spin Period Awarded Units” (respectively) by applying the following formulas:

•	Pre-Spin Period Awarded Units: 1,000 × 7/36 = 194.444

•	Post-Spin Period Awarded Units: 1,000 × 29/36 = 805.556

(b)	The number of vested Pre-Spin Period Awarded Units and vested Post-Spin Period Awarded Units will be established as “Vested Pre-Spin Period Awarded Units” and “Vested Post-Spin Period Awarded Units” (respectively) by multiplying the Pre-Spin Period Awarded Units and Post-Spin Period Awarded Units by their respective vesting percentages.

•	Vested Pre-Spin Period Awarded Units: 194.444 × 25% = 48.611

•	Vested Post-Spin Period Awarded Units: 805.556 × 75% = 604.167

(c)	The Vested Pre-Spin Period Awarded Units and Vested Post-Spin Period Awarded Units will be added together to establish the “Final Awarded Units”.

•	Final Awarded Units: 48.611 + 604.167 = 652.778

(rounded down to 652 units)

The applicable vesting or forfeiture of the Awarded Restricted Stock Units that are outstanding at the end of the Restricted Period, shall be determined and certified in writing by the Committee as soon as reasonably practicable after the end of the Restricted Period, but in no event later than 75 days after the end of the Performance Cycle.

Example 2: Assume the same facts as Example 1 and that the holder of the Awarded Restricted Stock Units incurs a termination of employment under Section 2(b) of this Instrument that results in the forfeiture of 25% of such Awarded Restricted Stock Units, all shall be allocated to the Post-Spin Period Awarded Units.

(a)	The number of Post-Spin Period Awarded Units will adjust by multiplying Awarded Units by the applicable forfeiture percentage:

•	194.444 Pre-Spin Awarded Units + 805.556 Post-Spin Awarded Units = 1,000 Awarded Units

•	1,000 Awarded Units x 25% = 250 Awarded Units subject to forfeiture

•	Pre-Spin Period Awarded Units: 194.444

•	Post-Spin Period Awarded Units: 805.556 - 250 = 555.556

(b)	The number of Pre-Spin Period Awarded Units and Post-Spin Period Awarded Units will be multiplied by their respective vesting percentages to establish the Vested Pre-Spin Period Awarded Units and Vested Post-Spin Period Awarded Units (respectively).

•	Vested Pre-Spin Period Awarded Units: 194.444 × 25% = 48.611

•	Vested Post-Spin Period Awarded Units: 555.556 × 75% = 416.667

(c)	The Vested Pre-Spin Period Awarded Units and Vested Post-Spin Period Awarded Units will be added together to establish the Final Awarded Units.

•	Final Awarded Units: 48.611 + 416.667 = 465.278

(rounded down to 465 units)

The TSR ranking of the Company and the companies in the Applicable Peer Group for each Performance Cycle Period shall be determined and certified in writing by the Committee as soon as reasonably practicable after the end of the Performance Cycle, but in no event later than 75 days after the end of the Performance Cycle. For purposes of establishing the TSR ranking of the Company and the companies in the Applicable Company Group, the TSR of each such entity shall be ranked in descending order from highest to lowest, with the highest ranked entity being ranked as 1, the next highest ranked entity as 2, etc.

ANNEX I TO SCHEDULE I

2014-2016 Performance Cycle

Performance-Vested Restricted Stock Unit Agreement Vesting Schedule

for Pre-Spin Period

Performance Level	TSR Percentile Versus Peer Group+	Percentage of the Target Achieved*	Vesting Percentage of the Pre-Spin Period Awarded Units
Maximum	90th	200%	100%
Above Target	75th	150%	75%
Target	51st	100%	50%
Threshold	25th	50%	25%
Below Threshold	<25th	0%	0%

Percentile results between those listed will be interpolated on a linear basis for performance above the 25th percentile (threshold level)

*	The Awarded Restricted Stock Units set forth in the Instrument represent 200% of the target number of restricted stock units that could vest or be forfeited as further set forth in this Annex I.

2014-2016 Performance Cycle

Performance-Vested Restricted Stock Unit Agreement Vesting Schedule

for Post-Spin Period

Noble Ranking Among Peer Group	Vesting Percentage of the Post-Spin Period Awarded Units
1st of 9	100%
2nd of 9	87.5%
3rd of 9	75%
4th of 9	62.5%
5th of 9	50%
6th of 9	37.5%
7th of 9	25%
8th of 9	12.5%
9th of 9	0%

For the avoidance of doubt, no linear interpolation applies with respect to the performance measure for the Post-Spin Period. After determining the TSR of each company in the Peer Group, Noble’s TSR will be ranked against the TSR of each company in the Peer Group. In the event Noble’s TSR is less than 100 basis points (or 1%) lower than the TSR of the nearest Peer(s), the results will be considered a “tie”. In the event of a “tie”, the number of the Awarded Restricted Stock Units that vest will be determined based on the average of the vesting percentage for each of the ranks for which there has been deemed a “tie”.